NEWS RELEASE

For Immediate Release	Contact:	Barbara Thompson
April 30, 2019		First Citizens BancShares
919.716.2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR FIRST QUARTER 2019
RALEIGH, N.C. -- First Citizens BancShares Inc. (BancShares) (Nasdaq: FCNCA) reported strong earnings for the first quarter of 2019 according to Frank B. Holding, Jr., Chairman of the Board. Key results for the quarter ended March 31, 2019, are presented below:

FIRST QUARTER RESULTS

Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018	Q1 2019	Q1 2018
$111.4	$100.2	$9.67	$8.35	1.27%	1.19%	12.86%	12.20%
Net income (in millions)		Net income per share		Return on average assets		Return on average equity

FIRST QUARTER HIGHLIGHTS

Net income
Net income for the first quarter of 2019 totaled $111.4 million, an increase of $11.2 million, or 11.1% compared to the same quarter in 2018. Net income increased $1.32 on a per share basis to $9.67 in the first quarter of 2019, from $8.35 per share during the same period in 2018.

Return on assets and equity
Return on average assets for the first quarter of 2019 improved by 8 basis points over the first quarter of 2018 to 1.27%. Return on average equity improved 66 basis points to 12.86% for the first quarter of 2019 compared to the same period in 2018.

Net interest income and net interest margin
Net interest income and margin remained strong. BancShares reported total net interest income of $320.5 million for the first quarter of 2019, an increase of $36.1 million or 12.7%, compared to the same quarter in 2018. The taxable-equivalent net interest margin totaled 3.89% for the first quarter of 2019, an increase of 32 basis points compared to 3.57% for the same quarter in 2018.

Noninterest income	Noninterest income totaled $103.7 million for the first quarter of 2019, compared to $122.7 million for the first quarter of 2018.

Noninterest expense	Noninterest expense was $267.7 million for the first quarter of 2019, compared to $268.1 million during the first quarter of 2018.

Deposits
Deposit growth was strong during the first quarter of 2019. Total deposits increased $525.6 million or 6.9% on an annualized basis, from December 31, 2018. Total deposits were up $1.2 billion or by 4.1% since March 31, 2018.

Capital
BancShares repurchased 243,000 shares of Class A common stock during the first quarter of 2019 totaling approximately $100.7 million. At March 31, 2019, BancShares remained well capitalized with a Tier 1 risk-based capital ratio and common equity Tier 1 ratio of 12.7%, a total risk-based capital ratio of 14.0% and a leverage ratio of 9.8%.

RECENT MERGER ACTIVITY
On April 23, 2019, BancShares' and its subsidiary, First-Citizens Bank & Trust Company (FCB), and Entegra Financial Corp. (Entegra), entered into a definitive merger agreement for the acquisition by FCB of Franklin, North Carolina-based Entegra and its bank subsidiary, Entegra Bank. Under the terms of the agreement, cash consideration of $30.18 per share will be paid to the shareholders of Entegra for each share of common stock and for each restricted stock unit after conversion to common stock, and each outstanding option to purchase Entegra common stock will be canceled and each option holder will receive a cash payment.  The total transaction value, including applicable termination fees, is anticipated to be approximately $219.8 million. The transaction is anticipated to close during the second half of 2019, subject to the receipt of regulatory approvals, the approval of Entegra's shareholders, and the satisfaction of other customary closing conditions. As of December 31, 2018, Entegra reported $1.64 billion in consolidated assets, $1.22 billion in deposits and $1.08 billion in loans.
On April 2, 2019, FCB completed the merger of Coconut Grove, Florida-based Biscayne Bancshares, Inc. (Biscayne Bancshares) and its bank subsidiary, Biscayne Bank. Under the terms of the agreement, cash consideration of $25.05 per share was paid to the shareholders of Biscayne Bancshares for each share of common stock, totaling approximately $118.9 million. The merger will allow FCB to expand its presence in Florida and enhance banking efforts in South Florida. As of March 31, 2019, Biscayne Bancshares reported $1.02 billion in consolidated assets, $879.9 million in loans and $788.2 million in deposits.
On January 10, 2019, FCB and First South Bancorp, Inc. (First South Bancorp) entered into a definitive merger agreement for the acquisition of Spartanburg, South Carolina-based First South Bancorp and its bank subsidiary, First South Bank. Under the terms of the agreement, cash consideration of $1.15 per share will be paid to the shareholders of First South Bancorp for each share of common stock, totaling approximately $37.5 million. The transaction is anticipated to close in the second quarter of 2019, as all regulatory approvals and First South Bancorp's shareholder approval have been received. As of March 31, 2019, First South Bancorp reported $236.0 million in consolidated assets, $183.3 million in loans and $206.1 million in deposits.
NET INTEREST INCOME
Net interest income for the first quarter of 2019 totaled $320.5 million, an increase of $36.1 million, or 12.7%, compared to the first quarter of 2018. The taxable-equivalent net interest margin was 3.89% in the first quarter of 2019, an increase of 32 basis points from the same quarter in the prior year. The primary driver for this increase was a $38.9 million, or 30 basis points, increase to interest and fees on loans due to a $1.85 billion increase in average loans outstanding, as well as a higher loan yields. This increase was partially offset by a $9.2 million, or 20 basis point increase to interest expense on deposits due to higher rates on time deposits and money market accounts.
Net interest income for the first quarter of 2019 decreased $0.4 million, compared to the fourth quarter of 2018. The net decline was driven by a lower day count and higher deposit costs, offset by increased loan yields and volumes. The taxable equivalent net interest margin was 3.89% in the first quarter of 2019, an increase of 7 basis points over the fourth quarter of 2018. This increase in margin was primarily due to the impact of higher loan and investment yields and higher average loans, partially offset by higher deposit costs.
NONINTEREST INCOME
Noninterest income for the first quarter of 2019 totaled $103.7 million, a decrease of $19.0 million from the first quarter of 2018. The reduction was primarily driven by a $25.8 million gain on debt extinguishment recognized during the first quarter of 2018, partially offset by a positive $10.4 million change in the fair value adjustment on marketable equity securities. Excluding these items, noninterest income for the first quarter of 2019 totaled $92.3 million, compared to $95.9 million for the same period in 2018. This $3.6 million decline was primarily driven by a $2.1 million reduction in service charges on deposit accounts and ATM income and a $1.7 million decline in recoveries on acquired loans. These declines were partially offset by a $1.9 million increase in cardholder services income due to increased transaction volume, as well as a $1.4 million increase in wealth services income driven primarily by higher sales volume.
Noninterest income for the first quarter of 2019 increased $21.7 million from the fourth quarter of 2018. The increase was primarily the result of a $16.9 million decline in the fair value of marketable equity securities during the fourth quarter of 2018, compared to an $11.3 million increase in their fair value during the first quarter of 2019.

NONINTEREST EXPENSE
Noninterest expense totaled $267.7 million for the first quarter of 2019, a $0.4 million decline compared to the same period in 2018. The decline was largely driven by a $3.1 million reduction in FDIC insurance expense as the large bank surcharge was eliminated in the fourth quarter of 2018. Additionally, there was a $1.1 million decline in processing fees paid to third parties driven by the elimination of fees on recently converted acquired banks, as well as a $1.1 million decline in collections and foreclosure-related expenses. These decreases were partially offset by a $3.7 million increase in personnel-related expenses, driven by an increase in salaries and wages as a result of 2018 merit increases, as well as increased headcount from recent acquisitions. In addition, equipment expense increased $1.8 million due to our continued investment in technology.
Noninterest expense decreased by $7.7 million in the first quarter of 2019 when compared to the fourth quarter of 2018. The decrease was primarily the result of lower operational expenses driven by repairs for hurricane damage in the prior quarter, reductions in consulting expense, advertising costs, acquisition related expense and other miscellaneous expense items. These declines were partially offset by an increase in personnel-related expense.
INCOME TAXES
Income tax expense totaled $33.4 million for the first quarter of 2019, compared to $26.5 million and $31.2 million for the fourth and first quarters of 2018, respectively. The effective tax rate totaled 23.1% for the first quarter of 2019, compared with 22.8% and 23.8% for the fourth and first quarters of 2018, respectively.
LOANS AND DEPOSITS
Loans at March 31, 2019, were $25.46 billion, a decrease of $59.5 million since December 31, 2018. The decrease was primarily due to $49.2 million decline in the purchased credit impaired (PCI) loan portfolio. Additionally, the non-PCI, or originated loan portfolio, declined $10.3 million. This decline was driven in part by reductions in revolving mortgages due to increasing interest rates and changes in tax laws enacted by the Tax Cuts and Jobs Act of 2017, as well as seasonality in the government lending portfolio. These declines were partially offset by sustained growth in commercial construction and land development, commercial mortgage and consumer auto loans.
At March 31, 2019, deposits were $31.20 billion, an increase of $525.6 million, or 6.9% on an annualized basis, since December 31, 2018. The increase was primarily driven by a $590.8 million increase in demand deposits due to both seasonal fluctuations in commercial demand deposits and a continued focus by branch associates on core deposit growth.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses was $228.8 million at March 31, 2019, an increase of $5.1 million from December 31, 2018. The allowance as a percentage of total loans was 0.90% at March 31, 2019, compared to 0.88% at December 31, 2018.
BancShares recorded net provision expense of $11.8 million during the first quarter of 2019, compared to net provision expense of $11.6 million for the fourth quarter of 2018 and net provision expense of $7.6 million for the first quarter of 2018. The $4.2 million increase from the prior year quarter was largely driven by changes in credit quality, an increase in specific reserves and changes to the provision for PCI loans.
NONPERFORMING ASSETS
BancShares’ nonperforming assets, including nonaccrual loans and other real estate owned (OREO), were $133.9 million at March 31, 2019, unchanged from $133.9 million at December 31, 2018.

SHARES REPURCHASES
In October 2018, BancShares' Board of Directors authorized the purchase of up to 800,000 of BancShares' Class A common stock for the period November 1, 2018, through October 31, 2019. At December 31, 2018, 182,000 shares had been purchased under the authority and BancShares repurchased 243,000 shares for approximately $100.7 million at an average cost per share of $414.58 during the first quarter of 2019. There were no share repurchases made during the first quarter of 2018.
As of March 31, 2019, a total of 425,000 shares had been purchased under the authorized authority.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for Raleigh, North Carolina-headquartered First Citizens Bank. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 19 states, including digital banking, mobile banking, ATMs and telephone banking. As of March 31, 2019, BancShares had total assets of $35.96 billion.
For more information, visit First Citizens’ website at firstcitizens.com. First Citizens Bank. Forever First®.
DISCLOSURES ABOUT FORWARD LOOKING STATEMENTS
The discussions included in this Press Release may contain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as "expects," "anticipates," "believes," "estimates," "plans," "projects," or other statements concerning opinions or judgments of the Registrant and its management about future events. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those described in the statements. The accuracy of such forward-looking statements could be affected by factors beyond the Registrant's control, including, but not limited to, the financial success or changing conditions or strategies of the Registrant's customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, the delay in closing (or failure to close) one or more of our previously announced acquisition transaction(s), the failure to realize the anticipated benefits of our previously announced acquisition transaction(s), or general competitive, economic, political, and market conditions. These forward-looking statements are made only as of the date of this Press Release, and the Registrant undertakes no obligation to revise or update these statements following the date of this Press Release, except as may be required by law.
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CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the three months ended
(Dollars in thousands, except share data; unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
SUMMARY OF OPERATIONS
Interest income	$336,924	$333,573	$292,601
Interest expense	16,452	12,691	8,164
Net interest income	320,472	320,882	284,437
Provision for loan and lease losses	11,750	11,585	7,605
Net interest income after provision for loan and lease losses	308,722	309,297	276,832
Noninterest income	103,663	82,007	122,684
Noninterest expense	267,657	275,378	268,063
Income before income taxes	144,728	115,926	131,453
Income taxes	33,369	26,453	31,222
Net income	$111,359	$89,473	$100,231
Taxable-equivalent net interest income	$321,372	$321,804	$285,248
PER SHARE DATA
Net income per share	$9.67	$7.62	$8.35
Cash dividends per share	0.40	0.40	0.35
Book value at period-end	309.46	300.04	280.77
CONDENSED BALANCE SHEET
Cash and due from banks	$268,599	$327,440	$248,139
Overnight investments	1,386,525	797,406	1,946,882
Investment securities	6,914,513	6,834,362	6,967,921
Loans and leases	25,463,785	25,523,276	23,611,977
Less allowance for loan and lease losses	(228,775)	(223,712)	(223,116)
Other assets	2,157,023	2,149,857	1,884,634
Total assets	$35,961,670	$35,408,629	$34,436,437
Deposits	$31,198,093	$30,672,460	$29,969,245
Other liabilities	1,240,268	1,247,215	1,095,078
Shareholders’ equity	3,523,309	3,488,954	3,372,114
Total liabilities and shareholders’ equity	$35,961,670	$35,408,629	$34,436,437
SELECTED PERIOD AVERAGE BALANCES
Total assets	$35,625,885	$35,625,500	$34,267,495
Investment securities	6,790,671	7,025,889	7,053,001
Loans and leases	25,515,988	25,343,813	23,666,098
Interest-earning assets	33,432,162	33,500,732	32,320,431
Deposits	30,802,567	30,835,157	29,472,125
Interest-bearing liabilities	19,655,434	19,282,749	19,031,404
Shareholders’ equity	3,509,746	3,491,914	3,333,114
Shares outstanding	11,519,008	11,763,832	12,010,405
SELECTED RATIOS
Annualized return on average assets	1.27%	1.00%	1.19%
Annualized return on average equity	12.86	10.17	12.20
Taxable-equivalent net interest margin	3.89	3.82	3.57
Efficiency ratio (1)	64.8	65.7	70.5
Tier 1 risk-based capital ratio	12.7	12.7	13.4
Common equity Tier 1 ratio	12.7	12.7	13.4
Total risk-based capital ratio	14.0	14.0	14.7
Leverage capital ratio	9.8	9.8	10.0
(1) The efficiency ratio is a non-GAAP financial measure which measures productivity and is generally calculated as noninterest expense divided by total revenue (net interest income and noninterest income). The efficiency ratio removes the impact of BancShares’ securities gains, acquisition gains, one-time gains on extinguishment of debt, fair market value adjustment on marketable equity securities and FDIC shared-loss termination from the calculation. Management uses this ratio to monitor performance and believes this measure provides meaningful information to investors.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY DISCLOSURES

	Three months ended
(Dollars in thousands, unaudited)	March 31, 2019	December 31, 2018	March 31, 2018
ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL)
ALLL at beginning of period	$223,712	$219,197	$221,893
Provision (credit) for loan and lease losses:
PCI loans (1)	(164)	(1,765)	2,354
Non-PCI loans (1)	11,914	13,350	5,251
Net charge-offs of loans and leases:
Charge-offs	(10,154)	(10,768)	(9,697)
Recoveries	3,467	3,698	3,315
Net charge-offs of loans and leases	(6,687)	(7,070)	(6,382)
ALLL at end of period	$228,775	$223,712	$223,116
ALLL at end of period allocated to loans and leases:
PCI	$8,980	$9,144	$12,296
Non-PCI	219,795	214,568	210,820
ALLL at end of period	$228,775	$223,712	$223,116
Net charge-offs of loans and leases:
PCI	$—	$—	$84
Non-PCI	6,687	7,070	6,298
Net charge-offs of loans and leases	$6,687	$7,070	$6,382
Reserve for unfunded commitments	$1,052	$1,107	$1,116
SELECTED LOAN DATA
Average loans and leases:
PCI	$579,090	$616,664	$733,830
Non-PCI	24,936,898	24,727,149	22,932,268
Loans and leases at period-end:
PCI	557,356	606,576	703,837
Non-PCI	24,906,429	24,916,700	22,908,140
RISK ELEMENTS
Nonaccrual loans and leases	$90,625	$85,822	$90,840
Other real estate	43,306	48,030	48,089
Total nonperforming assets	$133,931	$133,852	$138,929
Accruing loans and leases 90 days or more past due	$37,474	$39,908	$51,259
RATIOS
Net charge-offs (annualized) to average loans and leases	0.11	0.11	0.11
ALLL to total loans and leases:
PCI	1.61	1.51	1.75
Non-PCI	0.88	0.86	0.92
Total	0.90	0.88	0.94
Ratio of total nonperforming assets to total loans, leases and other real estate owned	0.53	0.52	0.59
(1) Loans and leases are evaluated at acquisition and where a discount is noted at least in part due to credit quality, the loans are accounted for under the guidance in ASC Topic 310-30, Loans and Debt Securities Acquired with Deteriorated Credit Quality. Loans for which it is probable at acquisition that all required payments will not be collected in accordance with the contractual terms are considered purchased credit-impaired (PCI) loans. PCI loans and leases are recorded at fair value at the date of acquisition. No allowance for loan and lease losses is recorded on the acquisition date as the fair value of the acquired assets incorporates assumptions regarding credit risk. An allowance is recorded if there is additional credit deterioration after the acquisition date. Non-PCI loans include originated and purchased non-impaired loans.

AVERAGE BALANCE AND NET INTEREST MARGIN SUMMARY

	Three months ended
	March 31, 2019			December 31, 2018			March 31, 2018
	Average		Yield/	Average		Yield/	Average		Yield/
(Dollars in thousands, unaudited)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)	Balance	Interest	Rate (2)
INTEREST-EARNING ASSETS
Loans and leases (1)	$25,515,988	$291,569	4.62%	$25,343,813	$288,484	4.52%	$23,666,098	$252,627	4.32%
Investment securities:
U. S. Treasury	1,208,231	6,496	2.18	1,454,889	7,261	1.98	1,567,388	6,774	1.75
Government agency	286,514	2,309	3.22	192,830	1,288	2.67	14,952	100	2.67
Mortgage-backed securities	5,051,416	28,834	2.28	5,136,489	29,261	2.28	5,295,273	27,093	2.05
Corporate bonds and other	145,127	1,937	5.34	135,962	1,810	5.32	66,009	1,010	6.12
State, county and municipal	—	—	—	78	3	17.14	—	—	—
Marketable equity securities	99,383	282	1.15	105,641	323	1.22	109,379	209	0.77
Total investment securities	6,790,671	39,858	2.35	7,025,889	39,946	2.27	7,053,001	35,186	2.00
Overnight investments	1,125,503	6,397	2.31	1,131,030	6,065	2.13	1,601,332	5,599	1.42
Total interest-earning assets	$33,432,162	$337,824	4.09%	$33,500,732	$334,495	3.97%	$32,320,431	$293,412	3.67%
INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Checking with interest	$5,237,019	$345	0.03%	$5,254,677	$332	0.03%	$5,091,670	$293	0.02%
Savings	2,523,543	206	0.03	2,511,444	213	0.03	2,378,499	171	0.03
Money market accounts	8,168,712	5,172	0.26	7,971,726	4,335	0.22	8,139,405	1,749	0.09
Time deposits	2,843,773	7,203	1.03	2,599,498	4,179	0.64	2,340,698	1,543	0.27
Total interest-bearing deposits	18,773,047	12,926	0.28	18,337,345	9,059	0.20	17,950,272	3,756	0.08
Securities sold under customer repurchase agreements	538,162	459	0.35	572,442	419	0.29	585,627	548	0.37
Other short-term borrowings	—	—	—	53,552	298	2.21	91,440	886	3.88
Long-term borrowings	344,225	3,067	3.56	319,410	2,915	3.58	404,065	2,974	2.94
Total interest-bearing liabilities	$19,655,434	$16,452	0.34	$19,282,749	$12,691	0.26	$19,031,404	$8,164	0.17
Interest rate spread			3.75%			3.71%			3.50%
Net interest income and net yield on interest-earning assets		$321,372	3.89%		$321,804	3.82%		$285,248	3.57%
(1) Loans and leases include PCI and non-PCI loans, nonaccrual loans and loans held for sale.
(2) Yields related to loans, leases and securities exempt from both federal and state income taxes, federal income taxes only, or state income taxes only are stated on a taxable-equivalent basis assuming statutory federal income tax rates of 21.0%, as well as state income tax rates of 3.4% for all periods presented. The taxable-equivalent adjustment was $900, $922 and $811 for the three months ended March 31, 2019, December 31, 2018 and March 31, 2018, respectively.